EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                                             Other names
                                                                             under which
Name                       Owner                       Jurisdiction          doing business
----                       -----                       ------------          --------------
3560309 Canada Inc.        The Registrant's            Canada (federal)          None
                           interest (all of the
                           voting/ common shares)
                           is owned through Planet
                           411 (Nova Scotia) Company

Planet 411 (Nova Scotia)   The Registrant has 100%     Nova Scotia, Canada       None
Company                    direct ownership interest

3883884 Canada Inc.        The Registrant has 100%     Canada (federal)          None
                           direct ownership interest